UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 31, 2014

_____________________________

GROWLIFE, INC.

(Exact name of registrant as specified in charter)

Delaware	0-50385	90-0821083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Union Street, Suite 406

                           Seattle, WA 98101

(Address of principal executive offices and zip code)

                              (800) 977-5255

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2014, GrowLife, Inc. (the “Company”) entered into a Consulting Chief Financial Officer Letter with Mark Scott pursuant to which the Company engaged Mr. Scott as its Consulting CFO from July 1, 2014 through September 30, 2014, and continuing thereafter until either party provides sixty day notice to terminate the Letter or Mr. Scott enters into a full-time employment agreement.

Per the terms of the Scott Agreement, Mr. Scott’s compensation is $150,000 on an annual basis for the first year of the Scott Agreement. Mr. Scott is also entitled to receive an annual bonus equal to two percent of the Company’s EBITDA for that year. The Company’s Board of Directors granted Mr. Scott an option to purchase sixteen million shares of the Company’s Common Stock under the Company’s 2011 Stock Incentive Plan at an exercise price of $0.07 per share, the fair market price on July 31, 2014. The Shares vest as follows:

i	Two million of the Shares will vest immediately upon securing a market maker with an approved 15c2-11 resulting in the Company’s relisting on OTCBB;

ii	Two million Shares will vest immediately upon the successful approval and effectiveness of the Company’s S-1;

iii	Two million Shares will vest immediately upon the Company’s resolution of the class action lawsuits; and,

iv	Ten million Shares will vest on a monthly basis over a period of three years beginning on the July 1, 2014.

All options will have a five-year life and allow for a cashless exercise. The stock option grant is subject to the terms and conditions of the Company’s Stock Incentive Plan, including vesting requirements.  In the event that Mr. Scott’s continuous status as employee to the Company is terminated by the Company without Cause or Mr. Scott terminates his employment with the Company for Good Reason as defined in the Scott Agreement, in either case upon or within twelve months after a Change in Control as defined in the Company’s Stock Incentive Plan except for CANX USA, LLC, then 100% of the total number of Shares shall immediately become vested.

Mr. Scott will be entitled to participate in all group employment benefits that are offered by the Company to the Company’s senior executives and management employees from time to time, subject to the terms and conditions of such benefit plans, including any eligibility requirements. In addition, the Company is required purchase and maintain an insurance policy on Mr. Scott’s life in the amount of $2,000,000 payable to Mr. Scott’s named heirs or estate as the beneficiary. Finally, Mr. Scott is entitled to twenty days of vacation annually and also has certain insurance and travel employment benefits.

If, prior to the expiration of the Term, the Company terminates Mr. Scott’s employment for Cause, or if Mr. Scott voluntarily terminates his employment without Good Reason, or if Mr. Scott’s employment is terminated by reason of his death, then all of the Company’s obligations hereunder shall cease immediately, and Mr. Scott will not be entitled to any further compensation beyond any pro-rated base salary due and bonus amounts earned through the effective date of termination. Mr. Scott will also be reimbursed for any expenses incurred prior to the date of termination for which he was not previously reimbursed. Mr. Scott may receive severance benefits and the Company’s obligation under a termination by the Company without Cause or Mr. Scott terminates his employment for Good Reason are discussed above.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Mark Scott Consulting Letter dated July 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GrowLife, Inc.

Date: August 6, 2014	By:	/s/ Marco Hegyi
Marco Hegyi
President